Exhibit 10.1

3D Printing Agreement

AGREEMENT, dated the 8 day of March, 2011, between Licon, Corp.  (hereinafter referred  to  as  the  “Customer”),   whose  address is 8552-8582 Pie-IX Boulevard, Montreal, QC H1Z 4G2 Canada  and Mericol, Inc.  (hereinafter  referred  to  as  the  “Fabricator”),   whose  address   is 5795 Ave. Decelles, Suite 511 Montreal, QC H3S2C4 Canada , with respect to the production of certain materials (hereinafter referred to as the “Work”).

WHEREAS, the Customer has given specifications for the Work and wishes to have the Work produced in accordance with those specifications under the terms of this Agreement;

and

WHEREAS, the Fabricator is in the business of 3D Printing and Rapid Prototyping and is prepared to meet the specifications and other terms of this Agreement with respect to producing the Work;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth and other valuable consideration, the parties hereto agree as follows:

1. Specifications. The Fabricator agrees to produce the Work in accordance with the following specifications:

Title	Description	Quantity
1. Tree A	Scaled model of a leaf tree	5
2. Tree B	Scaled model of a leaf tree	5
3.Tree C	Scaled model of a leaf tree	5
4. Shrub A	Scaled model of a bush plant	4
5. Shrub B	Scaled model of a bush plant	6
6. Park bench	Scaled model of a park bench	3
7. Street bench	Scaled model of a street bench	2
8. Street light	Scaled model of a street light	4
9. Park lamppost	Scaled model of a lamppost	3
10. Street bin	Scaled model of a street bin	2
11. House	Scaled model of a residential building	1

Models should be produced in 1:48 scale. Material to be used for the prototyping of models is acrylonitrile butadiene styrene plus (ABSPlus) plastic. Price to print models is USD$23.00 per cubic inch (material plus work). Color is ivory.  Customer should provide original files of computer generated 3d models in 3DS, VRML or OBJ format for every abovementioned title.

2. Delivery and Risk of Loss. Fabricator agrees to deliver the order to the following location: 8552-8582 Pie-IX Boulevard, Montreal, QC H1Z 4G2 Canada within 48 hours upon the completion of the Work. The Fabricator shall be strictly liable for loss, damage, or theft of the order until delivery has been made as provided in this paragraph.

3. Price. The price for the quantities and the material specified in Paragraph 1 shall be USD $3,720.

4. Payment. The price shall be payable within 10 days of delivery.

5. Ownership and Return of Supplied Materials. All materials supplied by the Customer to the Fabricator shall remain the exclusive property of the Customer. All materials created by the Fabricator for the Customer shall become the exclusive property of the Customer and shall be returned at the Customer’s request.  The Fabricator shall be liable for any loss or damage to such materials from the time of receipt until the time of return receipt by the Customer.

6. Quality. The Customer shall have the right to approve the quality of the Work based on its conformity to the specifications.

7. Arbitration.  All disputes arising under this Agreement shall be submitted to binding arbitration at the following location: Montreal, QC, Canada and the arbitration award may be entered for judgment in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may refuse to arbitrate when the dispute is for less than USD$100.

8. Term and Termination. This Agreement shall have a term ending 1 month after payment pursuant to Paragraph 4. The Customer may terminate this Agreement at any time prior to the Fabricator’s commencement of work and may terminate thereafter if the Fabricator fails to adhere to the specifications or production schedule for the Work. This Agreement shall also terminate in the event of the Fabricator’s bankruptcy or insolvency. The rights and obligations of the parties pursuant to Paragraph 5 shall survive termination of the Agreement.

9. Miscellany. This Agreement contains the entire understanding between the parties and may not be modified, amended, or changed except by an instrument in writing signed by both parties. A waiver of any breach of any of the provisions of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions hereof. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns, and personal representatives. This Agreement shall be interpreted under the laws of Province of Quebec, Canada.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.

Fabricator:	Customer :
Mericol, Inc.	Licon, Corp.
By/s/ Sergiu Pojoga Director	By/s/ Galina Indyukova President